Filed Pursuant to Rule 433
Registration No. 333-158992
May 6, 2009
Pricing Term Sheet

Issuer:		The Goodyear Tire & Rubber Company
Ratings:		B1/B+
Security:		10.500% Senior Notes due 2016
Maturity:		May 15, 2016
Face Amount:		$1,000,000,000
Gross Proceeds:		$958,460,000
Gross Spread:		1.875%
Net Proceeds (after deducting underwriting discounts and commissions but before offering expenses):		$939,710,000
Coupon:		10.500%
Offering Price:		95.846%
Yield:		11.375%
Trade Date:		May 6, 2009
Settlement Date:		May 11, 2009 (T+3)
Interest Payment Dates:		May 15 and November 15 beginning November 15, 2009
Record Dates:		May 1 and November 1
Optional Redemption:	On or after:	Price:
	May 15, 2012 May 15, 2013 May 15, 2014 May 15, 2015 and thereafter	107.875% 105.250% 102.625% 100.000%
Make Whole:		Makewhole call @ T+50bps prior to May 15, 2012
Equity Clawback:		35% at 110.500% until May 15, 2012
Spread to Treasury:		+877 bps
Reference Treasury:		UST 5.125% due May 15, 2016
Joint Book-Running Managers:		J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co.
Co-Managers:		BNP Paribas Securities Corp., Calyon Securities (USA) Inc., HSBC Securities (USA) Inc., Morgan Stanley & Co. Incorporated and Natixis Bleichroeder Inc.
CUSIP/ISIN:		382550AZ4/US382550AZ47
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. toll-free at 1-800-245-8812, Citigroup Global Markets Inc. at 212-723-6020, Deutsche Bank Securities Inc. at 212-250-7902 or Goldman, Sachs & Co. at 212-902-9316.